ADDvantage Technologies Reports 61% Revenue Growth
for the Fourth Quarter of Fiscal 2021

5G-Related Growth in Wireless Segment, Combined with Continued Telco Strength,
Drives Robust Top-Line Growth

Carrollton, Texas, December 27, 2021 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today reported record revenues for the three and 12 months ended September 30, 2021.

“As planned, 5G services activity is surging translating to revenue, as our Wireless segment grew 69% sequentially and 47% year-over-year in the fourth quarter, reaching $7.0 million,” commented Joe Hart, Chief Executive Officer. “This growth is broad-based, representing contracts from several large carriers in various regions, reinforcing our confidence that the 5G buildout is now underway in earnest and ADDvantage Technologies is strategically well-positioned to benefit from this secular, multi-year spending cycle. This momentum for Wireless continued into the first fiscal quarter at the same pace as the fourth fiscal quarter and we anticipate further growth in the second half of the fiscal year well beyond the recent and current two quarters subject to our success in onboarding additional in-house and subcontract crews in this challenging labor market. We expect that fiscal 2022 will be a record year for our Wireless segment, enabling strong top- and bottom-line growth.”

“Our Telco segment, and specifically Nave Communications, continued to benefit from the global supply chain constraints, which make refurbished telecom equipment more feasible as it is readily available and locally supplied,” continued Mr. Hart. “Accordingly, revenue in our Telco segment increased 44% year-over-year and for the year, this segment generated record revenue. While current demand remains high in our Telco segment we continue to expect an eventual leveling of demand, though at higher levels than we saw most of 2020.”

Financial Results for the Three Months ended September 30, 2021

Fiscal fourth quarter sales were $19.7 million, an increase of $7.5 million, or 61% compared to $12.2 million last year. The increase was primarily due to a $2.2 million increase in Wireless revenue related to 5G tower work, and an increase of $5.3 million in Telco revenue due to increased demand for refurbished telecommunications equipment sold by the Telco segment.

Gross profit was $5.0 million, or 26% gross margin, compared to gross profit of $4.4 million, or 36% gross margin, for the same period last year. The net changes in gross profit were due to higher overall sales in both the Wireless and Telco segments, and the decrease in gross margin as a percent of sales was due to investments being made with a new wireless customer and for the startup of new geographic locations. The 36% gross margin in the fourth quarter of fiscal 2020 was inflated by true up of margin from wireless change orders from the second quarter of fiscal 2020.

Operating expenses increased $0.7 million to $2.6 million from $1.9 million the same period last year as the Wireless group ramps up to meet the increased demand and deploy teams to additional new markets

Consolidated selling, general and administrative ("SG&A") expenses include overhead, which consist of personnel, insurance, professional services, communication, and other cost categories. SG&A expense increased $1.2 million, or 38%, to $4.4 million for the three months ended September 30, 2021 from $3.2 million for the same period last year. The increase in SG&A primarily relates to increased personnel costs and selling costs.

During 2021, the Company applied for and was granted forgiveness by the Small Business Administration ("SBA") of $2.9 million in eligible expenditures for payroll, other expenses, and accrued interest described in the CARES Act, resulting in a gain on extinguishment of debt of $3.0 million in the fourth quarter of fiscal 2021.

Inclusive of this $3.0 million non-recurring gain, net income for the quarter was $0.6 million, or $0.05 per diluted share, compared with a net loss of $1.0 million, or a loss of $(0.09) per diluted share for the same quarter last year.

Financial Results for the Year Ended September 30, 2021

Sales increased $12.0 million, or 24%, to $62.2 million for the year months ended September 30, 2021 from $50.2 million for the year ended September 30, 2020. The increase in sales was related to an increase of $12.7 million in the Telco segment, mainly attributable to increased demand for refurbished network equipment resulting from the global chip shortage. Sales for the Wireless segment decreased $0.7 million for the year.

Consolidated gross profit increased $4.4 million, or 38%, to $16.1 million, or 26% gross margin, for 2021 from $11.7 million, or 23% gross margin, for 2020. Telco gross profit increased $4.7 million, partially offset by a decrease in gross profit in the Wireless segment of $0.3 million.

Operating expenses increased $1.1 million to $9.3 million for the year ended September 30, 2021 compared with $8.2 million for the same period last year. The increase in operating expenses was due primarily to investments in the Company’s regional growth strategy to meet the demand of our customers in the Wireless segment. Consolidated selling, general and administrative ("SG&A") expenses include overhead costs, which primarily consist of personnel costs, insurance, professional services, and communication, among other less significant cost categories. SG&A increased $3.7 million or 32% to $14.9 million in 2021 compared to $11.2 million in 2020. Increased selling expenses resulted from higher sales compensation and commissions to support growth in the Telco segment. Increased general and administrative expenses during 2021 were related to expanded operational support and infrastructure in anticipation of future 5G expansion.

In 2020 the Company recorded impairment charges of $8.7 million on intangibles including goodwill and $0.7 million on its right-of-use asset Telco Segment.

Net loss for the year was $6.5 million, or $(0.52) per share, compared to a net loss of $17.3 million, or $(1.55) per share, for the year ended September 30, 2020. The net loss for the year benefited from the non-recurring benefit for the forgiveness of the Company’s PPP loan.

Balance Sheet

Cash and cash equivalents were $2.6 million as of September 30, 2021, compared with $8.3 million as of September 30, 2020. Along with available cash, we had availability on our line of credit at September 30, 2021 of $1.9 million. Additionally, we have access to $10.8 million of capital that can be raised pursuant to a shelf registration statement on Form S-3 and the related prospectus filed with the Securities and Exchange Commission on March 3, 2020. As of September 30, 2021, the Company had net inventories of $5.9 million.

Outstanding debt decreased during the year ended September 30, 2021 by $3.9 million to $4.1 million, which is comprised of $2.1 million on a revolving line of credit, and $2.0 million in financing leases. At September 30, 2020, outstanding debt was $8.0 million. We paid down $1.2 million of our line of credit during the year, and we were granted forgiveness of $3.0 million (inclusive of interest) of loan associated with the Payroll Protection Act.

Nasdaq Listing

In an effort to align the Company with the market platform that best fits its current structure, management has transferred from the NASDAQ Global Market to the NASDAQ Capital Market, effective December 27, 2021. This adjustment is not expected to impact the ability of investors to trade our shares.

Earnings Conference Call

The Company will host a conference call on Tuesday, December 28, 2021 at 10 a.m. Eastern.

Date:                    Tuesday, December 28, 2021
Time:                    10 a.m. Eastern
Toll-free Dial-in Number:            1-866-548-4713
International Dial-in Number:        1-323-794-2093
Conference ID:                2339953

An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Cautions Regarding Forward-Looking Statements

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

-- Tables follow –

ADDvantage Technologies Group, Inc.
Consolidated Balance Sheets
(unaudited)

	September 30,
(in thousands, except share amounts)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$2,608	$8,265
Restricted cash	334	108
Accounts receivable, net of allowances of $250	7,013	3,968
Unbilled revenue	2,488	590
Promissory note, current	—	1,400
Income tax receivable	—	1,283
Inventories, net of allowance of $3,476 and $3,054, respectively	5,922	5,576
Prepaid expenses and other current assets	1,431	884
Total current assets	19,796	22,074

Property and equipment, at cost:
Machinery and equipment	4,973	3,500
Leasehold improvements	813	720
Total property and equipment, at cost	5,786	4,220
Less: Accumulated depreciation	(2,293)	(1,586)
Net property and equipment	3,493	2,634
Right-of-use lease assets	2,730	3,758
Promissory note, long-term	—	2,375
Intangibles, net of accumulated amortization	1,107	1,425
Goodwill	58	58
Other assets	128	179
Total assets	$27,312	$32,503

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,044	$3,472
Accrued expenses	1,581	1,277
Deferred revenue	168	113
Bank line of credit	2,050	2,800
Notes payable, current	—	1,709
Right-of-use obligations, current	1,198	1,275
Finance lease obligations, current	582	285
Other current liabilities	692	83
Total current liabilities	13,315	11,014
Note payable	—	2,440
Right-of-use lease obligations, long-term	2,141	3,310
Finance lease obligations, long-term	1,429	791
Other liabilities	—	15
Total liabilities	16,885	17,570
Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 12,610,229 and 11,822,009 shares issued and outstanding, respectively	126	118
Paid in capital	(578)	(2,567)
Retained earnings	10,879	17,382
Total shareholders’ equity	$10,427	$14,933

Total liabilities and shareholders’ equity	$27,312	$32,503

ADDvantage Technologies Group, Inc.
Consolidated Statement of Operations
(Unaudited)

	Three months ended September 30,		Years ended September 30,
(in thousands except share and per share amounts)	2021	2020	2021	2020
Sales	$19,727	$12,239	$62,160	$50,182
Cost of sales	14,679	7,883	46,033	38,502
Gross profit	5,048	4,356	16,127	11,680
Operating expenses	2,597	1,890	9,329	8,166
Selling, general and administrative expense	4,358	3,153	14,890	11,249
Impairment of right-of-use asset	—	—	—	660
Impairment of intangibles including goodwill	—	—	—	8,714
Depreciation and amortization expense	329	357	1,228	1,554
Gain on disposal of assets	—	133	23	133
Loss from operations	(2,236)	(911)	(9,297)	(18,530)
Other income (expense):
Gain on extinguishment of debt	2,955	—	2,955	—
Interest income	19	63	135	321
Interest expense	(82)	(70)	(238)	(254)
Income from equity method investment	—	—	—	41
Other expense	(48)	(73)	(110)	(160)
Other income (expense), net	2,844	(80)	2,742	(52)

Income (loss) before income taxes	608	(991)	(6,555)	(18,582)
Income tax benefit	(30)	(13)	(53)	(1,249)

Net income (loss)	$638	$(978)	$(6,502)	$(17,333)

Loss per share:
Basic and diluted	$0.05	$(0.09)	$(0.52)	$(1.55)
Shares used in per share calculation:
Basic and diluted	12,445,727	11,163,660	12,401,043	11,163,660

Non-GAAP Financial Measure
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA as presented also excludes restructuring charge, stock compensation expense, other income, other expense, interest income and income from equity method investment.  Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  Adjusted EBITDA may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.
A reconciliation by segment of loss from operations to Adjusted EBITDA follows:

	Three months ended September 30, 2021			Three months ended September 30, 2020
	Wireless	Telco	Total	Wireless	Telco	Total
Loss from operations	$(2,105)	$(131)	$(2,236)	$(241)	$(670)	$(911)
Depreciation and amortization expense	202	127	329	166	191	357
Intangible Impairment	—	—	—	—	—	—
Impairment of right of use asset	—	—	—	—	—	—
Stock compensation expense	132	37	169	152	255	407
Adjusted EBITDA (a)(b)	$(1,771)	$33	$(1,738)	$77	$(224)	$(147)

	For the year ended September 30, 2021			For the year ended September 30, 2020
	Wireless	Telco	Total	Wireless	Telco	Total
Loss from operations	$(6,864)	$(2,433)	$(9,297)	$(4,377)	$(14,153)	$(18,530)
Depreciation and amortization expense	715	513	1,228	628	926	1,554
Intangible Impairment	—	—	—	—	8,714	8,714
Impairment of right of use asset	—	—	—	—	660	660
Stock compensation expense	515	493	1,008	216	358	574
Adjusted EBITDA (a)(b)	$(5,634)	$(1,427)	$(7,061)	$(3,533)	$(3,495)	$(7,028)
(a)The Telco segment includes an inventory obsolescence charge of $0.4 million and $1.8 million for the years ended September 30, 2021 and 2020, respectively.  In addition, the Telco segment includes a lower of cost or net realizable value charge of $0.1 million for the years ended September 30, 2021 and 2020.
(b)The Company allocates its corporate general and administrative expenses to the reportable segments.